Exhibit 10.2

Corporate Advisory Agreement

This Agreement made this 22th day of June 2018 by and between Profesco, Inc. and Terrence M. Tierney (collectively “Advisor”) with a principal place of business located at 22 Greencroft Avenue, Suite 1, Staten Island, NY 10308 and MJ Holdings, Inc (“Company”) with a principal place of business located at 3725 S Jones Blvd, Suite 104,

Las Vegas, NV 89146.

Whereas Advisor is in the business of and has the experience to research, design and create a comprehensive business plan for Company, and;

Whereas Advisor has experience in creating and editing required SEC filings and State Blue Sky filings, and;

Whereas Advisor has experience in drafting and editing Private Placement Memorandums (“PPM”) and related supporting documents, and;

Whereas Advisor is in the business of and has the experience to design a comprehensive “best practices” compendium for Company (Compliance, Human Resources, Privacy, Harassment, Discrimination), and;

Whereas Advisor has experience and contacts in the financial services industry and among private accredited and institutional investors to assist Company in accessing additional capital, including, but not limited to, equity financing, structured debt, convertible debt and/or preferred debt, and;

Whereas Advisor has experience in the review and creation of required legal documents pursuant to the California Corporation Code, California Compassionate Care Act, California Adult Use of Marijuana Act, Michigan Business Corporation Act, Nevada Revised Statues, Nevada Revised Statues, the Securities Act of 1933, the Securities Exchange Act of 1934 and the Investment Company Act of 1940, and;

Whereas Company is desirous of utilizing Advisor’s core competencies and business acumen,

Therefore, the parties hereto agree as follows:

1.	TERM – This Agreement shall commence on the date of execution hereof and continue for a period of one (1) year unless otherwise terminated pursuant to the provisions contained herein below.

2.	SCOPE OF ENGAGEMENT – Duties shall include, but not be limited to the following: (a) Advisor shall deliver to Company within sixty days (60) after execution of this Agreement a complete Business Plan; (b) Advisor shall assist Company in completing a comprehensive “Best Practices” Plan; (c) Advisor shall introduce Company to potential funding sources; (d) Advisor shall prepare and deliver all necessary legal documents to complete the required funding; (e) Advisor shall assist and advise Company in identifying and engaging appropriate executive management; (f) Advisor shall assist and advise Company in assembling an appropriate Board of Directors; (g) Advisor shall prepare and conduct potential investor meetings; (h) Advisor shall be reasonably willingly and available to meet with Company during the term of the engagement; and (i) Advisor shall further assist the Company in any other aspects of its business wherein Advisor’s insight and experience may be of value to the Company. See Exhibit A attached hereto and made a part hereof.

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3.	COMPENSATION – Company shall provide to Advisor as compensation the following upon completion of successful funding. Successful funding shall be defined as infusion of not less than US $500,000.00 during the term hereof:

(a) a fee based upon a modified Lehman scale of five (5%) percent of the first $500,000.00 raised, four (4%) percent of the next $250,000.00 raised; three (3%) percent of the next $250,000.00 raised and two (2%) of all sums raised in excess thereof; (b) Company shall pay Advisor US $32,500.00 in the form of shares of the Company’s Class A Common Stock at a per share value of US$2.25 per share for completion of the Business Plan; Said stock shall be restricted stock as that term is defined in the Securities Act of 1933 for a period of two years from the date of issue unless the stock is otherwise registered pursuant to Securities and Exchange Commission requirements and said stock certificates shall contain a legend indicating that said shares are so restricted, notwithstanding the foregoing, Advisor hereby avers to hold any shares granted herein for a period of not less than eighteen months from the date of issue regardless of any registration by the company of the shares, and; (d) Advisor shall receive stock options (the “Options”) to acquire an additional 10,000 shares of the Company’s common stock at a future exercise price to be determined by the parties hereto.

4.	EXPENSES – Company shall reimburse Advisor for all reasonable out of pocket expenses incurred by Advisor on behalf of Company. Advisor shall submit monthly expense statements with receipts attached thereto and Company shall reimburse Advisor in a timely manner. Any expenses to be incurred by the Advisor more than $500.00 will require the pre-approval by Company. Advisor estimates total expenses to approximately than $12,000.00.

5.	COMPANY’S DUTIES – (a) Company shall provide to Advisor all requested documents and other necessary information to complete the Business Plan as expeditiously as possible, and; (b) Company shall advise their accountants and attorneys to provide any requested documents that are in their possession directly to Advisor, and; (c) Company’s principals shall make themselves reasonably available to consult with Advisor during the preparation of the Business Plan.

6.	BREACH – Any alleged breach of this agreement shall be communicated to the breaching party in writing to the address first indicated hereinabove. Said party shall have fifteen days (15) from the date of notice to cure the alleged breach. Failure to cure the alleged breach in a timely manner shall allow the aggrieved party to terminate this agreement pursuant to the terms herein below.

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7.	NOTICES – All notices shall be sent via e-mail, overnight courier or hand delivery to the address first indicated herein above unless the parties have given reasonable notice of a change of address.

8.	FORCE MAJEURE – Neither party shall be liable in damages or have the right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to Acts of God (natural disasters i.e. earthquakes, hurricanes, floods), Government restrictions, wars, acts of terrorism, insurrections, and/or any other cause beyond the reasonable control of the party whose performance is affected.

9.	TERMINATION – Company may terminate this agreement at any time during the first sixty day here of without penalty. Company may thereafter terminate this agreement without cause upon sixty (60) days notice to Advisor provided Company pays to Advisor a termination fee of $5,000.00 as liquidated damages for said termination. Termination for breach of this agreement shall be made in writing within fifteen (15) days from the expiration of the cure period of said alleged breach. Advisor may terminate this agreement upon forfeiture of any compensation received hereunder.

10.	APPLICABLE LAW – The laws of the State of Nevada shall apply to all provisions and paragraphs of this agreement.

11.	ARBITRATION – Any unresolved breach or dispute arising hereunder shall brought before an arbitration panel pursuant to American Arbitration Association rules and guidelines.

12.	NO WAIVER – Should any paragraph of this agreement be determined to violate applicable state law then only that paragraph shall be deleted here from and the requirements of no other paragraphs herein shall be deemed waived by either party.

13.	FACSIMILE – Executed documents exchanged by the parties hereto, including this Agreement, shall be deemed to be originally executed if communicated and delivered via facsimile.

The Parties hereto agree as of the date first written hereinabove;

CONTINUED ON THE FOLLOWING PAGE

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ADVISOR

/s/Terrence M. Tierney

Terrence M. Tierney – Individually and

as President of Profesco, Inc.

COMPANY

/s/Paris Balaouras

By: Paris Balaouras

MJ Holdings, Inc.

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